SECOND AMENDMENT TO THE

CAPITAL CORP OF THE WEST

EMPLOYEE STOCK OWNERSHIP PLAN

This Amendment (Amendment) to the Capital Corp of the West Employee Stock Ownership Plan is adopted by Capital Corp of the West (Bancorp), to be effective on the date(s) set forth below.

RECITALS

A	Capital Corp of the West Employee Stock Ownership Plan (ESOP or Plan) was established effective December 31, 1981.

B.
The Employer and Trustees amended and restated the Plan document to adopt the technical changes necessary for the Plan to conform with changes in the law added by the General Agreement on Tariffs and Trade (GATT), Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), Small Business Job Protection Act of 1996 (SBJPA), Tax Reform Act of 1997 (TRA ‘97), IRS Restructuring and Reform Act of 1998 (IRRA ‘98), Community Renewal Tax Relief Act of 2000 (CRA), and applicable Treasury Regulations issued thereunder.

C.
The Employer amended the Plan to reflect amendments required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) by adding the model amendment language suggested by the IRS in IRS Notice 2001-57, dealing with certain plan limits and other general matters.

D. The Employer now wishes to amend the Plan to reflect the acquisition of Regency Investment Advisors, Inc. (RIA), effective as of the legal Merger Date of the transaction (Merger Date), as set forth in the Stock Purchase Agreement By and Among Capital Corp of the West, California Bank & Trust and Regency Investment Advisors, Inc. dated April 26, 2002; and to:

•	Change the eligibility requirements in the Plan to allow entry into the Plan by RIA employees as of the Merger Date;

•	Recognize and credit past service with RIA for purposes of eligibility, vesting, and benefit accrual.

OPERATIVE PROVISIONS:

The ESOP is hereby amended effective as of the Merger Date, as follows:

1. Plan section 2.21 is amended in its entirety to read as follows:

2.21 Member Company.

“Member Company” shall mean Capital Corp of the West, Regency Investment Advisors, Inc. (as of the Merger Date) and any Affiliated Company which as of the effective date of this restated document are hereby designated by the Board of Directors in this Article as participating in this Plan.

2. Plan section 2.42 is amended in its entirety to read as follows:

2.42 Year Of Service For Accrual Of Benefits.

A “Year Of Service For Accrual Of Benefits” means a Plan Year during which the Employee had not less than one thousand (1,000) Hours Of Service as a Participant. If the Participant entered the Plan other than on the first (1st) day of the Plan Year, all Hours Of Service rendered by the Participant during that Plan Year for a Member Company, or for RIA, prior to the Merger Date whether or not rendered as a Participant, shall be treated as if they were Hours Of Service as a Participant.

3. Plan section 2.43 is amended in its entirety to read as follows:

2.43 Year of Service for Particination.

A “Year Of Service For Participation” means the twelve (12) consecutive month period commencing with the date the Employee first performs an Hour Of Service for the Company or a Member Company and each anniversary date thereof in which the

Employee was credited with not less than one thousand (1,000) Hours Of Service during such twelve (12) consecutive month period. If the Employee does not have one thousand (1,000) Hours Of Service for such twelve (12) consecutive month period, a Year of Service for Participation shall be the earliest twelve (12) consecutive month period coinciding with the Plan Year (which begins during the Employee’s initial twelve (12) consecutive months of employment) in which the Employee is credited with one thousand (1,000) Hours Of Service.

A “Year of Service For Participation” shall include Hours Of Service performed by an Employee while an Employee was employed by Regency In vestment Advisors, Inc. prior to the Merger Date pursuant to the Stock Purchase Agreement by and Among Capital Corp of the West, California Bank & Trust and Regency In vestment Advisors, Inc. dated April 26, 2002 (Merger Date).

A Year of Service for Participation will be used for both measuring eligibility service and for measuring a One Year Break in Service in accordance with DOL Regs. section 2530.200b-4 (a) (2).

4. Plan section 2.44 is amended in its entirety to read as follows:

2.44 Year of Service for Vesting.

A “Year of Service for Vesting” shall mean a Plan Year during which the Employee had not less than qne thousand (1,000) Hours of Service after attaining age eighteen (18).

A “Year of Service For Vesting” shall include Hours Of Service performed by an Employee while an Employee was employed by Regency Investment Advisors, Inc. prior to the Merger Date pursuant to the Stock Purchase Agreement by and Among Capital Corp of the West, California Bank & Trust and Regency In vestment Advisors, Inc. dated April 26, 2002 (Merger Date).

5. Plan section 3.1 is amended in its entirety to read as follows:

3.1 Initial Entry.

Every Employee who has attained the age of twenty-one (21) and completed one (1) Year of Service for Participation shall participate in the Plan on the Plan Entry Date (if employed on that date) immediately following the later of the date on which he completes One year of service for participation or attains the age of twenty-one (21). “Plan Entry Date” shall mean the Effective Date of the Plan and each subsequent January 1 or July 1 thereafter.

In the case of those Employees who became Employees of the Employer pursuant to the acquisition of Regency Investment Advisors, Inc., those Employees shall participate in the Plan as of the legal Merger Date of Capital Corp of the West, California Bank & Trust and Regency Investment Advisors, Inc.

All Participants shall be required to furnish such in formation to the Administrative Committee as it may reasonably request for the proper administration of the Plan.

6. In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Capital Corp of the West has caused this Amendment to be effective on the dates above indicated.

Dated this 25th day of June 2002.

CAPITAL CORP OF THE WEST

By: /s/ Thomas T. Hawker
    Thomas T. Hawker

Its: President